Exhibit 10.19

November 18, 2015

Via E-mail

Mr. Brian Ellis
Dear Brian:
I am delighted to extend you an offer of employment with Danaher Corporation (the "Company") and am confident that your background and experience will allow you to make major contributions to the Company. Your leadership will be critical in fully leveraging our talent and the Danaher Business System to achieve our aggressive growth targets. We look forward to welcoming you to our dynamic team. As we discussed, you position would be the Executive Officer position of Senior Vice President & General Counsel, based in Washington, D.C., reporting directly to Tom Joyce, President and Chief Executive Officer. Please allow this letter to serve as documentation of the offer extended to you.
Start Date: Your start date will be December 1,2015.
Base Salary: Your base salary will be $500,000 annually, subject to periodic review, and payable in accordance with the Company's usual payroll practices.
Incentive Compensation: Beginning January 1,2016, you will be eligible for an annual cash incentive award. The target bonus percentage will be 100% of your annual base salary, subject to periodic review. Such annual cash incentive compensation award shall be subject to the Company's annual cash incentive compensation award program for Executive Officers, including applicable performance conditions.
Sign On Bonus (not subject to repayment): The Company will provide you a cash sign on bonus equal to $175,000, payable in a lump sum within 30 days of your Start Date. This sign on bonus is not subject to repayment.
Sign On Bonus (subject to repayment): The Company will provide you a cash sign on bonus equal to $300,000, payable in two equal installments and subject to your continued active employment until the anniversary dates set forth herein. The first payment of $150,000 will be paid within 30 days following your Start Date with the Company and is subject to repayment if you resign or are terminated for cause prior to the first anniversary of your Start Date. The second $150,000 installment will be paid within 30 days following the first anniversary of your Start Date and is subject to repayment if you resign or are terminated for cause prior to the second anniversary of your Start Date. If you are terminated without cause prior to the second anniversary of your Start Date, no repayment will be required and if you have not yet been paid the second installment of the sign on bonus at the time of such termination, the Company will pay you the remaining portion. The term "cause" will have the meaning as set forth in the Senior Leader Severance Pay Plan for Danaher Corporation and its Affiliated Entities as amended January 1,2013. This sign on bonus is conditioned on your execution of our Sign On Bonus Repayment Agreement.
Benefits: You will be eligible to participate in any associate benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its regular exempt employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in our comprehensive health and other insurance benefits immediately upon your first day of employment with the Company. You will be eligible to participate in our 401(k) retirement plan beginning on your first day of employment subject to the applicable plan. Information about our various benefit programs is enclosed.
Vacation: You will be eligible for 25 days of annual vacation benefits pursuant to the Company's vacation policy.

Stock Options and RSUs: A recommendation will be made to the Compensation Committee of Danaher's Board of Directors to grant you a sign-on equity award ("Sign-On Award') at its next regularly scheduled meeting after your Start Date at which equity awards are considered. The target award value of this sign-on grant would be $1,000,000 which would be split evenly between stock options and performance based restricted stock units and would vest 20% on each of the first five anniversaries of the grant date, assuming continued employment.
In addition, a recommendation will be made to the Compensation Committee of Danaher's Board of Directors to grant you an equity award as part of Danaher's annual equity compensation program at its next regularly scheduled meeting after your Start Date at which equity awards are considered. The target award value of this grant would be $1,000,000 ("2016 Annual Award") which would be split 50% stock options / 25% performance based restricted stock units / and 25% performance share units, subject to any changes made by the Compensation Committee of Danaher's Board of Directors for 2016 Executive Officer equity awards. The grant of stock options and performance based RSUs would vest 33% on each of the third, fourth and fifth anniversaries of the grant date, assuming continued employment. The grant of performance share units would be subject to 3 year cliff vesting, assuming continued employment, plus an additional 2-year holding period with respect to any earned shares. You will be eligible annually for an equity award under Danaher's equity compensation program.
The equity awards set forth above will be solely governed by the terms and conditions set forth in Danaher's 2007 Stock Incentive Plan and in the particular form of award agreement required to be signed with respect to each award.

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The target award value attributable to stock options will be converted into a specific number of options (rounded up to the nearest ten) based on an assumed value per option equal to 33% of Danaher's "average closing price". Danaher's "average closing price" means the average closing price of Danaher's common stock over a 20-day trading period ending on the grant date.

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The target award value attributable to performance based RSUs will be converted into a specific number of performance based RSUs (rounded up to the nearest five) using the same "average closing price."

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The target award value attributable to performance share units will be converted into a specific number of target performance share units (rounded up to the nearest five) using the same "average closing price."

•	Performance based RSUs and performance share units will be subject to the satisfaction of performance criteria determined by Danaher's Compensation Committee.
While historically Danaher's share price has increased over time, Danaher cannot guarantee that any RSUs, PSUs or stock options granted to you will ultimately have any particular value or any value.
EDIP Program: You will be included in a select group of executives who participate in the Executive Deferred Incentive Program (EDIP), an exclusive, non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or bonus or both). Initially, the Company will contribute an amount equal to 60% of your total target cash compensation into your EDIP account annually (pro-rated for any initial partial year of eligibility as applicable). Vesting requirements and your participation in the EDIP are subject to all of the terms and conditions set forth in such plan. Additional information on the EDIP will be provided to you by a member of the Corporate Benefits team before your EDIP eligibility date.

Relocation Benefits: The Company is pleased to provide relocation benefits through CapRelo, our third party relocation services company. You will be eligible for such benefits under our executive relocation policy, the "Buyer Value Option (BVO) Program Relocation Policy." For purposes of temporary housing benefits under the policy, we will cover duplicate housing until July 1,2016. Our CapRelo representative will contact you to explain the services, assistance and benefits provided under the Buyer Value Option (BVO) Program Relocation Policy, coordinate your relocation coverage and answer any questions that you may have. With the exception of the home buy out benefit all other relocation benefits you receive will be subject to repayment according to the following repayment schedule if you resign or are terminated for cause (as defined in the Severance Plan) within 36 months from your Start Date:

•	Termination on or prior to 1 year anniversary of employment start date: 100%

•	Termination after l year anniversary but on or before 2 year anniversary of employment start date: 66%

•	Termination after 2year anniversary but on or before 3 year anniversary of employment start date:33%

•	Termination after 3 year anniversary of employment start date: 0%
Severance Benefits: You will be eligible for severance pay and benefits pursuant to the Senior Leaders Severance Pay Plan for Danaher Corporation and its Affiliated Entities, As Restated and Amended January 1,2013 ("Severance Plan"). For purposes of Section III.B of the Severance Plan, the total amount of severance pay for which you are eligible will be equal to your annual base salary at the time of your employment termination. Except for the foregoing provision, all other aspects of your severance pay and benefits shall be governed solely by the terms and conditions of the Severance Plan.
Reimbursement for Financial and Tax Assistance: The Company will reimburse you for financial planning and tax preparation services in an amount not to exceed $5,000 annually provided you provide appropriate and satisfactory documentation for such reimbursement and such expenses otherwise satisfy the Company's practices and policies.
At-Will Employment: Nothing in this offer letter shall be construed as any agreement express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.
Conditions of Employment Offer: This offer of employment is expressly conditioned upon successful completion of a background and reference check, a pre-employment/post offer drug screen, and your execution and return of the following documents no later than the date stated in the acknowledgment below:

•	Directors and Officers Questionnaire

•	Criminal History Questionnaire

•	Agreement Regarding Competition and the Protection of Proprietary Interests and the terms contained therein.

•	Certification of Danaher Corporation Standards of Conduct (The SOCs can be accessed at the following link http://www.danaher.com/integrity-and-compliance)

•	Certification of Compliance of Obligations to Prior Employers

•	Sign On Bonus Repayment Agreement

•	Relocation Benefits Repayment Agreement
Thank you for considering our offer. We anticipate that you will make a very strong contribution to the success of the Company and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you as we pursue our very aggressive goals. I realize that a career decision such as this has a major impact on you and your family. If there is anything we can do, please do not hesitate to contact me.
Regards,
/s/ Angela S. Lalor

Angela S. Lalor
Senior Vice President
Corporate Human Resources

Acknowledgement
Please acknowledge that you have read, understood and accept this offer of at will employment by signing and returning it to me, along with the above-referenced signed documents no later than November 20,2015.

Brian Ellis:	/s/ Brian Ellis	Date: November 20, 2015

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